Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-222104), Form S-1 (No. 333-221709) and Form S-8/S-3 (No. 333-223471) of Rimini Street, Inc. of our report dated March 15, 2018, with respect to the consolidated balance sheets of Rimini Street, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Rimini Street, Inc..

/s/ KPMG LLP

San Francisco, California
March 15, 2018